Exhibit 10.2
POTASH ROYALTY
PURCHASE AND SALE AGREEMENT
AND OPTION
THIS POTASH ROYALTY PURCHASE AND SALE AGREEMENT AND OPTION (this “Agreement”), dated effective as of November 22, 2011 (the “Effective Date”), is between PROSPECT GLOBAL RESOURCES INC., a Nevada corporation (“Seller”), 600 17th Street, Suite 2800 South, Denver, Colorado 80202, and GRANDHAVEN ENERGY, LLC, a Wisconsin limited liability company, with an address of 730 17th Street, Suite 800, Denver, Colorado 80202 (“Buyer”). Seller and Buyer are sometimes referred to in this Agreement, collectively, as the “Parties,” and individually, as a “Party.”
Recitals
A. Seller is currently the owner of 11,000,000 Class A Units of American West Potash, LLC, a Delaware limited liability company (“AWP”). AWP owns the mineral leases of fee lands and fee mineral interests located in Apache County, Arizona, as described in Parts I, II and III of Exhibit A attached hereto. AWP owns or controls mineral exploration permits on State of Arizona lands located in Apache County, Arizona, as described in Part IV of Exhibit A attached hereto (“State Exploration Permits”), which grant AWP the exclusive right to obtain mineral leases from the State of Arizona.
B. Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, royalty interests and overriding royalty interests in the fee and state lands now or hereafter owned or controlled by AWP, in accordance with the terms and conditions of this Agreement.
Agreement
IN CONSIDERATION OF the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Capitalized terms used but not defined in this Agreement shall have the meanings defined in the form of Overriding Royalty Interests Assignment and Royalty Deed attached as Exhibit B hereto (the “Assignment”).
1. Purchase and Sale of Royalty Interests. In accordance with the terms and conditions of this Agreement, Buyer agrees to purchase and acquire, and Seller agrees to cause AWP to sell, grant, assign, transfer and convey to Buyer, the following (collectively, the “Royalty Interests”):
(a) an overriding royalty interest equal to one percent (1%) of 100% (subject to adjustment of such percentage as provided in Section 3(c) below) of the Gross Value (without deductions of any kind or character) of all Minerals extracted and sold from the Private Leased Premises, such one percent overriding royalty interest not to be proportionately reduced in any way, regardless of the interest owned by AWP in the Private Leases or the extent of the Mineral interest covered by the Private Leased Premises (the “Private Lease ORI”);

(b) a perpetual non-participating production royalty equal to one percent (1%) of 100% (subject to adjustment of such percentage as provided in Section 3(c) below) of the Gross Value (without deductions of any kind or character) of all Minerals extracted and sold from the Mineral Interest Lands, such one percent overriding royalty interest not to be proportionately reduced in any way, regardless of the extent of the Mineral interest owned by Assignor in the Mineral Interest Lands (the “Mineral Interest Royalty”); and
(c) an overriding royalty interest equal to one percent (1%) of a 100% (subject to adjustment of such percentage as provided in Section 3(c) below) of the Gross Value (without deductions of any kind or character) of all Minerals extracted and sold from the State Leased Premises (as and when State Leases are obtained under each of the State Exploration Permits), such one percent overriding royalty interest not to be proportionately reduced in any way, regardless of the interest owned by Assignor in the State Leases or the extent of the Mineral interest covered by the State Leased Premises (the “State Lease ORI”).
2. Purchase Price. The “Purchase Price” for the Royalty Interests shall be $25,000.
3. Delivery of Assignments or Shares. Seller and Buyer agree that Seller will use its best efforts to cause AWP to convey any Royalty Interests not conveyed to Buyer at Closing as soon as possible after the Closing, or provide optional substitute consideration to Buyer, as follows:
(a) Seller shall be solely responsible for obtaining any consents required to make the Assignments. After Closing, Buyer shall continue to have the Share Option as provided in Section 3(e) for the period therein provided.
(b) Seller shall cause AWP to execute, acknowledge and convey to Buyer an Assignment of the State Lease ORI in each State Lease granted by the State of Arizona to AWP under each of the State Exploration Permits, as and when the State Leases are issued to AWP. Buyer shall have the option to receive substitute Royalty Interests as provided in Section 3(c) and the Share Option as provided in Section 3(e) for the period therein provided.
(c) If, at any time after the Closing date (i) the Arizona State Land Department declines to issue any State Lease to AWP with respect to any State Exploration Permit, or (ii) the Arizona State Land Department terminates any State Exploration Permit, or (iii) the Arizona State Land Department refuses to consent to the assignment of any Royalty Interests in any State Lease, or requires any reduction of or imposes any condition on such Royalty Interests as a condition of approving an assignment of such Royalty Interests or approving any royalty reduction or other action with respect to a State Lease, or (iv) if AWP has not been issued all of the State Leases and conveyed to Buyer all Royalty Interests in the entire State Leased Premises on or before March 1, 2013, Buyer shall have the option to receive substitute Royalty Interests. Buyer shall have the option to receive a substitute Assignment of additional Private Lease ORI, Mineral Interest Royalty, or State Lease ORI, or combination, in the same number of acres in portions of the Private Leased Premises, Mineral Interest Lands and State Leased Premises under State Leases issued to AWP and selected by Buyer, nearest to the affected State Lease or State Leases, in a percentage sufficient to compensate Buyer for the reduced Royalty Interests in the affected State Lease. The percentage of such additional Royalty Interests in particular AWP Interests shall be selected by Buyer. Without limiting the foregoing, if AWP has not been issued any State Leases as of the date that AWP conveys to Buyer the Private ORI under Section 3(a), at any time prior to the assignment of any portion of the State Lease ORI to Buyer, Buyer may elect to receive an Assignment of 1.388% Private Lease ORI in all of the Private Leased Premises and a 1.388% Mineral Interest Royalty in all of the Mineral Interest Lands, in substitution for its right to receive the State Lease ORI.

(d) The form of the Assignment attached as Exhibit B is drafted in contemplation of assignments of the Private Lease ORI, Mineral Interest Royalty and State Lease ORI. Because the assignments of Private Lease ORI, Mineral Interest Royalty and State Lease ORI may be made in separate instruments, Buyer may prepare a form of assignment for any particular assignment made hereunder with only the provisions from the Assignment relevant to the type of Royalty Interests assigned.
(e) If AWP fails for any reason to deliver Assignments of all of the Royalty Interests (or Assignments of any additional or substitute Royalty Interests if elected by Buyer as provided in Section 3(c)) on or before December 31, 2013 (the “Share Option Termination Date,” Buyer shall have the option exercisable at any time thereafter to elect to receive additional common shares of Seller on the same terms as under the Common Stock Purchase Agreement dated as of November 22, 2011 between Seller and Very Hungry LLC (“Share Purchase Agreement”), including the price per share, registration rights and other terms (the “Share Option”). In lieu of paying cash compensation for such shares, Buyer shall reconvey to AWP without warranty some or all of the Royalty Interests previously conveyed to Buyer (as described below) and/or relinquish its rights hereunder to some or all of the Royalty Interests not conveyed to Buyer, as elected by Buyer in the notice of exercise of the Share Option. Buyer shall have this option to acquire shares in its sole discretion, exercisable by notice to Seller at any time on or after the Share Option Termination Date (“Share Option Exercise Date”). Buyer may elect in lieu of exercising the Share Option to retain the portion of the Royalty Interests previously conveyed and to require Seller to continue to use its best efforts to cause AWP to convey the remaining Royalty Interests to Buyer, or may elect to retain all or any portion of the Royalty Interests received prior to the Share Option Exercise Date and receive shares under the Share Option for the remainder of the Royalty Interests. Buyer may elect to exercise the Share Option one or more times on or after the Closing date and prior to the Share Option Termination Date, as to any portion selected by Buyer of the Royalty Interests not timely received at Closing (or in the case of State Lease ORI, not received on or before March 1, 2013). The number of shares to which Buyer is entitled if it exercises the Share Option shall be determined by dividing the value of the Royalty Interests by the price per share under the Share Purchase Agreement. The value of the Royalty Interests for purposes of determining the number of shares shall be 1% of the fair market value of the AWP Interests (including any mine or other improvements thereon), without consideration of any encumbrance of the AWP Interests, determined as of the Share Option Exercise Date. Such fair market value shall be determined by the parties. In the event the parties are unable to agree to the fair market value within 90 days after the Share Option Exercise Date, the fair market value shall be determined by a valuation expert or appraiser with substantial experience in the potash industry, which expert shall be independent of both parties and agreed by the parties. Fees of the expert shall be split by the parties.

4. Seller Representations. Seller hereby represents and warrants to Buyer the following, and shall represent and warrant that the following remain true and correct at and as of Closing, and as of the date of each assignment to Buyer of a portion of the Royalty Interests:
(a) Seller is a corporation and AWP is a limited liability company validly existing and in good standing under the laws of the State of Nevada and Delaware, respectively, and Seller and AWP are qualified to do business in the State of Arizona.
(b) Seller and AWP each has all requisite power and authority to carry on its business as presently conducted. Seller has all requisite power and authority to enter into this Agreement, and perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with any provision of Seller’s articles of organization and bylaws, or any agreement or instrument to which Seller is a party or is bound, or any judgment, decree, order, writ, injunction, statute, rule or regulation applicable to Seller. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of Seller.
(c) AWP’s interests in the Mining Leases, Mineral Interest Lands and State Exploration Permits (the “AWP Interests”), have been created by valid and sufficient conveyances properly recorded in the records of Apache County, Arizona and the Arizona State Land Department as to the State Exploration Permits.
(d) To the best of Seller’s knowledge there are no actions, suits or proceedings pending or threatened in writing against Seller or AWP or the AWP Interests, in any court or by or before any tribal, federal, state, municipal, or other governmental agency that would adversely affect the Royalty Interests or impair Seller’s ability to consummate the transactions contemplated hereby.
(e) To the best of Seller’s knowledge, neither Seller nor AWP has received notice of or has knowledge of any pending claim or audit against Seller from any applicable taxing authority for assessment of taxes with respect to the AWP Interests, or Seller or AWP, and all such taxes that are due as of the Effective Date have been paid in full.
(f) The AWP Interests are not subject to any calls on Mineral production, agreements involving any prepayments for Mineral production, or any other agreements pursuant to which Seller is obligated to deliver Minerals, or the proceeds of the sale thereof, without receiving payment therefor at or after the time of delivery, other than the royalties and payments provided by the Underlying Agreements (“Underlying Agreements” shall also include, as used in this Agreement, the State Exploration Permits).
(g) To the best of Seller’s knowledge, there exist no facts relating to the condition, use or operation of any of the AWP Interests, and the release or disposal, if any, of hazardous substances on or under the lands subject to the AWP Interests, that could constitute or result in a violation of any environmental law, or result in a suit, action, claim, investigation or inquiry under or with respect to such environmental law, or cause or result in the incurrence of any obligation for remediation under such environmental law. To Seller’s knowledge, the AWP Interests are not subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any obligation for remediation under any applicable environmental law.

(h) (i) Seller is not in breach of any of the Underlying Agreements and, to the best of Seller’s knowledge, no other person is in breach of any Underlying Agreements; (ii) no event has occurred and no circumstance exists that would, in any material respect, contravene, conflict with, or result in a violation or breach of, or give Seller or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of the Underlying Agreements, (iii) all rentals, royalties and other payments payable or due under the Underlying Agreements as of the Effective Date have been duly and properly paid, and all minimum exploration work has been performed or cash paid in lieu thereof, and all other terms and conditions necessary to keep the AWP Interests in force and effect as of the Effective Date have been fully performed under each Underlying Agreement, and (iv) each Underlying Agreement is in full force and effect.
(i) Other than surface disturbance allowed under existing permits on lands used in current exploration operations on the AWP Interests, to the best of Seller’s knowledge, there is no unreclaimed land within the AWP Interests that: (i) AWP is obligated by law or contract to reclaim; or (ii) has not been reclaimed in accordance with all applicable requirements of each regulatory authority having jurisdiction over the AWP Interests.
(j) To the best of Seller’s knowledge, the operation of the AWP Interests has been in compliance with all applicable laws, rules and regulations.
(k) To the best of Seller’s knowledge, all rentals, royalties and other payments payable or due under the Underlying Agreements, as of the Effective Date, have been duly and properly paid, and all conditions necessary to keep the Underlying Agreements in force and effect have been fully performed. To Seller’s knowledge, all operating expenses and other costs and expenses attributable to Seller’s interests in the Underlying Agreements due and payable prior to the Effective Date, have been duly and properly paid in all material respects by Seller in accordance with applicable law.
(l) To the best of Seller’s knowledge, all permits from governmental agencies having jurisdiction in connection with the exploration and development of the AWP Interests have been obtained and all obligations thereunder fully performed and will continue to be timely and fully performed.
5. Buyer Representations. Buyer hereby represents and warrants to Seller that the following representations and warranties shall be true and correct at and as of Closing:
(a) It is duly organized, validly existing and in good standing under the laws of the state of Wisconsin.
(b) It has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with any provision of its articles of organization or organizational documents, or any agreement or instrument to which it is a party or is bound, or any judgment, decree, order, writ, injunction, statute, rule or regulation applicable to it. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly and validly authorized by all requisite action on its part.

6. Closing. The purchase and sale of the Royalty Interests pursuant to this Agreement (the “Closing”) shall occur on the second business day after notice by Buyer (which notice may be given upon unilateral demand for Closing by Buyer, in Buyer’s sole discretion), or such later date as Buyer and Seller may mutually agree in writing, at the offices of Buyer at the address of Buyer first set forth above, or if the parties mutually agree by fax or electronically. At the Closing, the following shall occur:
(a) Seller shall cause AWP to execute a joinder to this Agreement that binds AWP (in addition to Seller) to perform all of Seller’s covenants hereunder and makes to Buyer all of the representations and warranties of Seller hereunder that relate to AWP or the AWP Interests;
(b) Seller shall cause AWP to execute, acknowledge and deliver to Buyer one or more Assignments of the Private Lease ORI in the entire Private Leased Premises and an Assignment of the Mineral Interest Royalty in all of the Mineral Interest Lands;
(c) Seller shall cause AWP to execute, acknowledge and deliver to Buyer one or more Assignments of the State Lease ORI, for any portion of the State Leased Premises, if any, for which AWP has been issued State Leases;
(d) On or before the Closing date, Buyer shall wire the Purchase Price to AWP to an account designated by AWP prior to the Closing date. Seller acknowledges that upon delivery by Buyer of the Purchase Price, Buyer shall have no remaining obligations under this Agreement that Buyer has not performed, and that Seller shall have the sole remaining obligations hereunder to convey the Royalty Interests and as otherwise provided under this Agreement; and
(e) AWP shall execute and deliver to Buyer an Affidavit of Non-Foreign Status in form acceptable to Buyer.
There are no conditions to Seller’s obligations at Closing other than payment of the Purchase Price to AWP at Closing.
7. Disclaimer of Other Warranties. Other than the representations set forth in Section 4 hereof and in each assignment of Royalty Interests made hereunder, this Agreement and the Assignment is made without any other representation or warranty, either expressed or implied.
8. Legal and Beneficial Title to Royalty Interests. Legal title to the Royalty Interests shall be transferred from AWP to Buyer upon the later of the Closing date hereof or the date of the Assignment of such interests, but effective as of the Effective Date. Seller shall vote and take all actions under AWP’s operating agreement, the Underlying Agreements and other applicable agreements necessary to preserve the AWP Interests and Buyer’s Royalty Interests therein, and shall hold such interest, including any accrued production royalties, in trust for the benefit of Buyer, until AWP has assigned the entire Royalty Interests to Buyer.

9. Transfer Taxes. Buyer shall be responsible for any and all state and local taxes or fees imposed on the transfer of the Royalty Interests.
10. Compliance with Underlying Agreements. Until such time as AWP has made Assignments of all of the Royalty Interests, Seller shall cause AWP to comply with all obligations under the Underlying Agreements at all times in order to maintain the Underlying Agreements in good standing and avoid any default thereunder, including by timely performing all work required under the Underlying Agreements, and timely paying all rental fees, advance royalty payments, payments in lieu of annual minimum work expenditures, and other payments required the terms of the Underlying Agreements or by applicable law. Assignor shall timely file with the Arizona State Land Department and any other applicable state agencies all reports and other information required by the State Exploration Permits or State Leases or by applicable law.
11. Guaranty of Seller. Until such time as AWP has made Assignments of all of the Royalty Interests, Seller unconditionally guarantees the prompt and complete payment and performance when due, whether by acceleration or otherwise, of all obligations and liabilities, whether now in existence or hereafter arising, of AWP under this Agreement and each Assignment of the Royalty Interests. This guaranty is one of payment and performance and not of collection.
12. Miscellaneous.
(a) Entire Agreement. All exhibits attached to this Agreement are hereby incorporated by reference herein and made a part hereof for all purposes as if set forth in their entirety herein. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the Parties as to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. All other drafts whether written or oral of this Agreement are rescinded and this Agreement supersedes any prior draft of this Agreement whether written or oral, including all previous letters or emails regarding the purchase and sale of the Royalty Interests.
(b) Assignment; Assignment or Amendment of AWP Interests. The rights of Buyer may be assigned and the provisions of this Agreement shall extend to its successors and assigns. Seller may not assign or transfer, or permit AWP to assign or transfer, all or any portion of AWP’s interest in the AWP Interests, or amend, modify, renew, substitute or extend any portion of AWP’s interest in the AWP Interests, nor assign or delegate this Agreement or the obligations of Seller hereunder, without the prior written consent of Buyer which may be withheld in its sole discretion.
(c) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado; provided that any Assignments executed, acknowledged and delivered under this Agreement shall be governed by the law provided in such Assignment. In the event of any dispute arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the other Party court costs and reasonable attorneys’ fees.

(d) Notices. Any notice required or permitted by this Agreement shall be given in writing by personal service, overnight delivery service, e-mail, facsimile or by certified mail, return receipt requested, postage prepaid, as follows:

	If to Seller:	With a copy to:

Prospect Global Resources Inc.
600 17th Street, Suite 2800 South
Denver, Colorado 80202
Attention:	Patrick L. Avery
President
Fax: (720) 294-0402
Email: PAvery@ProspectGRI.com

	If to Buyer:	With a copy to:

Grandhaven Energy, LLC
730 17th Street, Suite 800
Denver, Colorado 80202
Attention:	Conway J. Schatz
Vice President
Fax: (303) 571-1221
Email: cjs@hexagoninc.com
(or such other address as designated in writing by either Party to the other) and shall be deemed to have been given as of the date of receipt by the intended Party.
(e) Further Assurances. The Parties agree to execute, acknowledge and deliver such additional instruments, agreements or other documents, and take such other action as may be necessary or advisable to consummate the transactions contemplated by this Agreement. The Parties acknowledge that they and their respective counsel have negotiated and drafted this Agreement jointly and agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.
(f) Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement. Facsimiles and electronic copies of this Agreement shall be effective as originals.

(g) Rule Against Perpetuities. The parties intend that any right, interest option or estate in property created hereunder or pursuant hereto be construed as not subject to any common law or statutory rule against perpetuities. In the event that any common law or statutory rule against perpetuities is held to apply to any such right, interest, option or estate, notwithstanding any other provision of this Agreement, if such right, interest, option or estate in property conveyed by this Agreement does not vest upon the date hereof, such right, interest or estate shall vest, if at all, within twenty-one years less 10 days after the death of the last surviving descendant of Joseph P. Kennedy (the late father of the former President of the United States), who is living on the earlier of the Effective Date hereof or the date this Agreement is first executed by one of the parties hereto. Notwithstanding the limitation in the preceding sentence, the parties agree and intend that a court finding any common law or statutory rule against perpetuities applicable shall reform such right, interest, option or estate so that such right, interest, option or estate is exercisable for the longest period permissible under such rule, including such longer time as may be authorized by the Arizona Statutory Rule Against Perpetuities, Arizona Revised Statutes § 33-261, if by such reformation such right, interest, option or estate would be exercisable for a period longer than that provided in the preceding sentence.
(h) Interpretation. As used in this Agreement, except as otherwise indicated herein or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the exhibits hereto, and not to any particular article, section or other subdivision hereof or exhibit hereto; (c) any pronoun shall include the corresponding masculine, feminine and neuter forms; (d) the singular includes the plural and vice versa, (e) references to any agreement or other document are to such agreement or document as amended, modified, supplemented and restated now or hereafter from time to time; (f) references to any statute or regulation are to it as amended, modified, supplemented and restated now or hereafter from time to time, and to any corresponding provisions of successor statutes or regulations; (g) except as otherwise expressly provided in this Agreement, references to “Section,” “preamble,” “recital,” or another subdivision or to an “Exhibit” are to an article, section, preamble, recital or subdivision hereof or an “Exhibit” hereto; and (h) references to any person include such person’s respective successors, assigns, transferees, lessees, heirs, executors and administrators, whether by merger, consolidation, amalgamation, reorganization, sale of assets or otherwise. Any reference herein to a “day” or number of “days” (without the explicit qualification of “business”) shall be deemed to refer to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice may be taken or given on the next succeeding business day.
(i) Memorandum. Seller shall record promptly after Closing in the records of Apache County a memorandum of this Agreement approved by Buyer.
[Signature Page follows]

IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Agreement as of November 22, 2011, to be effective for all purposes as of the Effective Date.

SELLER:	BUYER:

PROSPECT GLOBAL RESOURCES INC.	GRANDHAVEN ENERGY, LLC

By:	By:

Patrick L. Avery, President	Name:
Title:

730 17th Street, Suite 800
Denver, Colorado 80202

STATE OF Colorado)
: ss.
COUNTY OF Denver)
On this 22nd day of November, 2011, before me,                     , a notary public in and for said State, personally appeared Patrick Avery, known or identified to me to be the Chief Executive Officer of Prospect Global Resources Inc., a Nevada corporation, the person who executed the instrument on behalf of such limited liability company and acknowledged to me that such corporation executed the same.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

Residing at:

My Commission Expires:

STATE OF Colorado)
: ss.
COUNTY OF Denver)
On this 22nd day of November, 2011, before me,                     , a notary public in and for said State, personally appeared                     , known or identified to me to be the                      of Grandhaven Energy, LLC, a Wisconsin limited liability company, the person who executed the instrument on behalf of such limited liability company and acknowledged to me that such limited liability company executed the same.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

Residing at:

My Commission Expires:

EXHIBIT A
to Potash Overriding Royalty Purchase And Sale Agreement And Option
dated effective as of November 22, 2011
AWP INTERESTS
[attach]

EXHIBIT B
to Potash Royalty Purchase And Sale Agreement And Option
dated effective as of November 22, 2011
OVERRIDING ROYALTY INTERESTS ASSIGNMENT
AND ROYALTY DEED
THIS OVERRIDING ROYALTY INTERESTS ASSIGNMENT AND ROYALTY DEED (“Assignment”) is executed and delivered this                      day of                     , 20_____  (“Effective Date”), by AMERICAN WEST POTASH LLC, a Delaware limited liability company (“Assignor” or “Debtor”) whose address is 600 17th Street, Suite 2800 South, Denver, Colorado 80202, as assignor, to GRANDHAVEN ENERGY, LLC, a Wisconsin limited liability company, with an address of 730 17th Street, Suite 800, Denver, Colorado 80202 (“Assignee” or “Secured Party”), as grantee.
Assignor and Assignee are parties to a Potash Royalty Purchase and Sale Agreement dated effective as of November 22, 2011 (together with all exhibits thereto, the “Purchase and Sale Agreement”), pursuant to which Assignor agreed to sell and Assignee agreed to purchase certain royalties and overriding royalties in Minerals.
IN CONSIDERATION of Ten dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor:
A. Assignor hereby grants, sells, assigns, transfers and sets over unto Assignee, its successors and assigns, an overriding royalty interest equal to [one percent (1%)][percentage subject to adjustment as provided in Section 3 of Purchase and Sale Agreement] of 100% of the Gross Value (as hereinafter defined), without deductions of any kind or character, of all Minerals extracted and sold from the Private Leased Premises (as hereinafter defined), under:
1.	that certain Mineral Lease dated effective July 27, 2011 by and between PAP & POP Family Ltd., a Texas limited partnership and 3MKJ, a Texas limited partnership, as lessor (the “Hortenstine Group”), and Assignor, as lessee (the “Hortenstine Group Mining Lease”), a memorandum of which is recorded as Document # , book , page of the records of Apache County, Arizona, and which covers the property listed in Part I of Exhibit A hereto; and

2.	that certain Mineral Lease dated effective July 27, 2011 by and between James Marlin Gale, David Glen Spurlock, Ransome Theodore Spurlock Jr., Robert H. W.W. Spurlock, Vincent Pride Spurlock, Nancy Elizabeth Winn and Evelyn Lucking, as lessor (the “SL Group”), and Assignor, as lessee (the “Spurlock/Lucking Group Mining Lease”), a memorandum of which is recorded as Document # , book , page of the records of Apache County, Arizona, and which covers the property listed in Part II of Exhibit A hereto;

(the Hortenstine Group Mining Lease and the Spurlock/Lucking Group Mining Lease are herein referred to collectively as the “Private Leases”), such one percent overriding royalty interest not to be proportionately reduced in any way, regardless of the interest owned by Assignor in the Private Leases or the extent of the Mineral interest covered by the Private Leased Premises.
B. Assignor hereby grants, sells, assigns, transfers and sets over unto Grantee, its successors and assigns, a perpetual non-participating production royalty (the “Mineral Interest Royalty”) equal to [one percent (1%)] [percentage subject to adjustment as provided in Section 3 of Purchase and Sale Agreement] of 100% of the Gross Value (without deductions of any kind or character) of all Minerals extracted and sold from the lands described in Part IV of Exhibit A hereto (the “Mineral Interest Lands”), such one percent overriding royalty interest not to be proportionately reduced in any way, regardless of the extent of the Mineral interest owned by Assignor in the Mineral Interest Lands.
C. Assignor hereby grants, sells, assigns, transfers and sets over unto Assignee, its successors and assigns, an overriding royalty interest equal to [one percent (1%)] [percentage subject to adjustment as provided in Section 3 of Purchase and Sale Agreement] of a 100% of the Gross Value (without deductions of any kind or character) of all Minerals extracted and sold from the State Leased Premises (as hereinafter defined), such one percent overriding royalty interest not to be proportionately reduced in any way, regardless of the interest owned by Assignor in the State Leases or the extent of the Mineral interest covered by the State Leased Premises.
D. “Leased Premises” shall mean the Private Leased Premises and the State Leased Premises.
E. “Private Leased Premises” shall mean the fee land and interests in fee land now subject to the Mining Leases, more particularly described in Part I and Part II of Exhibit A hereto, and all rights in such lands and interests now or hereafter owned or leased by Assignor, its successors and assigns, under any amendment, substitution or renewal of the Mining Leases, or any other lease, sublease, option or other agreement.
F. “Minerals” shall mean all potash which is known to exist or which is discovered to exist after the Effective Date in and under the Leased Premises, extracted, mined or processed by underground mining, solution mining or other mining methods now existing or developed or invented after the Effective Date.
G. “Mining Leases” shall mean the Private Leases and the State Leases.
H. “Overriding Royalty Interests” shall mean the overriding royalty interests in the Leased Premises created under this Assignment.

I. “Potash Sharing Agreement” shall mean that certain Potash Sharing Agreement dated as of July 27, 2011 between the Hortenstine Group, the SL Group and American General Life Insurance Company. a Texas corporation, and Assignor.
J. “Royalty Interests” shall mean the Overriding Royalty Interests and the Mineral Interest Royalty.
K. “State Leased Premises” shall mean the lands and interests in land now subject to the “State Leases” insofar as the State Leases cover the “State Lands,” as such terms are described in Part III of Exhibit A hereto, including all rights to such lands covered thereby under exploration permits, the Mining Leases, and all rights in such lands and interests now or hereafter owned or leased by Assignor, its successors and assigns, under any amendment, substitution or renewal of the Mining Leases, or any other exploration permit, lease, sublease, option or other agreement.
L. Assignor shall comply with all obligations under the Mining Leases, the Potash Sharing Agreement, and the option agreements described in Exhibit A (collectively, the “Underlying Agreements”) at all times in order to maintain the Underlying Agreements in good standing and avoid any default thereunder, including by timely performing all work required under the Underlying Agreements, and timely paying all rental fees, advance royalty payments, payments in lieu of annual minimum work expenditures, and other payments required the terms of the Underlying Agreements or by applicable law. Assignor shall timely file with the Arizona State Land Department and any other applicable state agencies all reports and other information required by the State Leases or by applicable law.
ADDITIONAL TERMS AND CONDITIONS
This Assignment is subject to the following terms, conditions and limitations:
1. Payments. The Royalty Interests shall be paid within 45 days of the end of each calendar quarter with respect to all Minerals sold, used or consumed, or distributed in kind by Assignor to its members in such calendar quarter. Assignor shall pay to Assignee the amounts due under the Royalty Interests by wire transfer of immediately available funds to the account of Assignee at such bank as Assignee may designate from time to time by written notice to Assignor. Any such bank shall be deemed the agent of Assignee only for the purpose of receiving payments.
2. Extent of Royalty Interests. (a) The Overriding Royalty Interests are granted subject to the terms and provisions of the Mining Leases, any amendment, renewal, substitution, or extension of the Mining Leases, or any amendments or modifications to or substitutions for the Mining Leases, or any new lease covering the Leased Premises if the new lease is taken or acquired by Assignor, its successors or assigns, whether any new lease, amendment, modification or substitution is entered into by (or in the name, or on behalf of) Assignor, or by (or in the name, or on behalf of) any parent, subsidiary, affiliated or related entity or other person associated in any manner to or with Assignor, or by any successor or assign of Assignor; provided that no such amendment, modification, renewal, substitution or extension, shall reduce, diminish or otherwise adversely affect Assignee’s Overriding Royalty Interests without Assignee’s prior written consent, which may be withheld by Assignee in its sole discretion. Nothing in the Potash Sharing Agreement, or any future amendment to the Potash Sharing Agreement, shall reduce, diminish or otherwise adversely affect Assignee’s Overriding Royalty Interests without Assignee’s prior written consent, which may be withheld by Assignee in its sole discretion.

(b) To the extent required to obtain approval of the Arizona State Land Department to any Overriding Royalty Interest in a State Lease, Assignee acknowledges that Assignee’s Overriding Royalty Interest in such State Leased Premises is subordinate to the State of Arizona’s royalty interest under such State Lease. If the Arizona State Land Department refuses to consent to the assignment of any Overriding Royalty Interest or requires any reduction of or imposes any condition on the Overriding Royalty Interest as a condition of approving an assignment of the Overriding Royalty Interests or approving any royalty reduction or other action with respect to a State Lease, Assignee shall have the remedies provided in Section 3 of the Purchase and Sale Agreement.
(c) “Gross Value” shall mean, for sales of Mineral products under arms-length contracts, a sum calculated based on tons actually sold and shipped during a calendar quarter at the actual average quarterly sales price received by Assignee during such calendar quarter on a weighted basis according to production. “Gross Value” shall mean, for all Minerals or Mineral products sold under non-arms length contracts, used or consumed, or distributed in kind by Assignor to its members, the fair market value of such Minerals or Mineral Products without deduction for any costs, expenses, liabilities or obligations paid or incurred by Assignor, other than transportation from the point of shipment to market at the mine (but not intra-mine transportation costs); provided, however, that under no circumstances may the Gross Value less transportation costs be less than the average Gross Value of the Mineral or Mineral product, f.o.b. the mine. Assignor shall obtain Assignee’s agreement (which shall not be unreasonably withheld) to the method of determining Gross Value of any Minerals or Mineral Products sold under non-arms length contracts, used or consumed, or distributed in kind by Assignor to its members, prior to commencing such use, consumption or sale.
(d) If, by reason of failure to use best mining practices or negligence on the part of Assignor, Minerals are lost or wasted, or rendered economically unrecoverable, Assignor shall be obligated to pay Assignee the Royalty Interests thereon to the same extent as if such Minerals had been mined or processed utilizing best mining practices, and settlement shall be made on the basis of independent estimates obtained by Assignee of the tonnage, grade and recovery rate of Minerals so lost, wasted or rendered economically unrecoverable.
3. Reports, Records, Audits and Inspections. (a) During every year in which there is production of ores or minerals from the Leased Premises or Mineral Interest Lands, Assignor shall deliver to Assignee copies of all exploration and production reports prepared by Assignor regarding its operations on such lands. Assignor shall also deliver to Assignee, with each royalty payment, reports detailing the amount of production subsequent to the prior report, the amount of production sold subsequent to the prior report, and the Gross Value upon which the royalty payment is based, and any other similar information reasonably requested by Assignee.

(b) Assignee and its representatives shall, at their sole risk and expense, upon reasonable advance notice to Assignor, have the right to inspect and copy all books and records used by Assignor to calculate the Royalty Interests due hereunder during normal business hours once in each calendar year (which limitation shall not apply if Assignor is in default hereunder or to access in connection with a prospective purchaser of Assignee’s interest).
(c) Assignee and its representatives shall, at their sole risk and expense, upon reasonable advance notice to Assignor, have access during normal business hours once in each calendar year (which limitation shall not apply if Assignor is in default hereunder or to access in connection with a prospective purchaser of Assignee’s interest) to all operations conducted by or on behalf of Assignors on or related to the Leased Premises or Mineral Interest Lands for the purposes of viewing or inspecting the same, provided that Assignee and its representatives shall not unreasonably interfere with such operations.
(d) Assignee, upon written notice, shall have the right to undertake, either directly or through an independent firm of certified public accountants, an audit of the records and documentation that relate to the calculation of the Royalty Interests for any calendar quarter within five years after receipt of payment of the Royalty Interests for such calendar quarter. Any calculation not so audited shall be deemed final and shall not thereafter be subject to audit or challenge, except in the case of gross negligence or fraud.
4. Mining Lease Acquisition. If Assignor or its successors or assigns should ever purchase, acquire directly or indirectly by exchange or otherwise acquire any interest in the Leased Premises owned by the lessor under any of the Mining Leases, then the Overriding Royalty Interests shall automatically convert to a perpetual, non-participating royalty interest burdening such acquired portion of the Leased Premises.
5. Further Assurances. Assignor shall obtain, at its sole cost and expense and without diminishing the Royalty Interests, any consents required from the Arizona State Land Department or the parties to the Underlying Agreements, required for the assignment of Royalty Interests hereunder. Assignor hereby covenants that from time to time it will execute additional assignments and deeds necessary to create and maintain the Royalty Interests. Separate assignments of the Overriding Royalty Interests in the State Leased Premises may be executed on officially approved forms by Assignor to Assignee, in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Those assignments shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, powers and privileges set forth in this Assignment as fully as though they were set forth in each such assignment. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed herein.

6. Law. This Assignment shall be governed by the law of the State of Arizona and any questions arising hereunder shall be construed or determined according to such law, without regard to the conflict of laws provisions thereof. In the event that any judicial decision shall invalidate the grant of a perpetual, non-participating royalty interest or overriding royalty interest, the parties intend that the economic consequences and the contractual rights and obligations of the parties specified hereunder shall remain the same, and this Assignment shall be reformed or amended by the court or the parties to accomplish such intent.
7. Recording. The parties agree that Assignee may record this Assignment in accordance with Arizona law in the real property records of Apache County, Arizona, and in the office of the Arizona State Land Department and any other applicable office, to give notice of the interests granted herein and to obtain any required approval of the Arizona State Land Department to this Assignment.
8. Successors and Assigns. (a) This Assignment and the Royalty Interests created hereby shall run with the Leased Premises and the Mineral Interest Lands and be binding upon and inure to the benefit of Assignor and Assignee and their respective successors and assigns.
(b) The Royalty Interests shall be freely assignable and transferable by Assignee. No change or division in the ownership of the Royalty Interests, however accomplished, shall enlarge the obligations or diminish the rights of Assignor. No change or division in the ownership of the Royalty Interests shall be binding on Assignor until a copy of the instrument evidencing the change or division in ownership has been received by Assignor.
(c) Assignor may not assign or transfer all or any portion of its interest in the Leased Premises or the Mineral Interest Lands, or assign or delegate this Assignment or the obligations of Assignor hereunder, unless Assignor shall obtain from any such assignee or transferee and provide to the Assignee a written assumption in a form reasonably satisfactory to Assignee of the obligations of Assignor under this Assignment. No such transfer or assignment shall relieve Assignor of its obligations under this Assignment without the prior written consent of Assignee.
9. Representations and Warranties. Assignor represents and warrants to Assignee as follows:
(a) Assignor has all necessary corporate power and authority to execute and deliver this Assignment and to perform its obligations hereunder;
(b) This Assignment has been duly authorized by all necessary corporate or other action of Assignor and, when and as executed and delivered by Assignor, shall constitute the valid and binding agreement of Assignor, enforceable against Assignor in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, and the discretion of courts in granting equitable remedies;

(c) Neither the execution or delivery of this Assignment nor its performance will violate or breach the Mining Leases or any agreement or covenant to which such Assignor is a party or by which it is bound;
(d) Assignor represents and warrants to Assignee that (i) Assignor has good and marketable title to the Mining Leases, the Leased Premises and the Mineral Interest Lands, (ii) no default, or circumstance that upon the passage or time or giving of notice would become a default, exists under any of the Mining Leases, and (iii) the Royalty Interests are free and clear of all liens, encumbrances or defects;
(e) Assignor makes to Assignee all of the representations and warranties contained in paragraph 4 of the Purchase and Sale Agreement, as of the Effective Date of this Assignment.
10. Submission to Jurisdiction; Waivers. Each of the parties hereby irrevocably and unconditionally:
(a) submits for itself and its property in any legal action or proceeding relating to the enforcement of this Assignment, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of Colorado located in Denver, Colorado, the United States District Court for the District of Colorado, and appellate courts from any of the foregoing;
(b) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail or overnight mail or courier service), postage prepaid, to such party at its address under the notice provision below; and agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(d) agrees that in the event of any dispute arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the other Party court costs and reasonable attorneys’ fees.
11. Waiver. The failure of either Assignee or Assignor to insist on the strict performance of any provision of this Assignment or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Assignment or limit Assignee’s or Assignor’s right thereafter to enforce any provision or exercise any right hereunder. A waiver of any provision of this Assignment shall not be effective unless in writing and signed by the party against whom it is to be enforced.

12. Amendment. No modification or amendment of this Agreement shall be valid unless made in writing and duly executed by Assignee and Assignor.
13. Entire Agreement. This Assignment, together with the Purchase and Sale Agreement, contains the entire understanding of Assignor and Assignees and supersedes all prior agreements and understandings between Assignor and Assignee relating to the subject matter hereof. Assignor’s representations, warranties and covenants in the Purchase and Sale Agreement shall survive the execution of this Assignment and shall not be deemed to be merged into or terminated by this Assignment.
14. Severability. If any term or other provision of this Assignment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Assignment shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Assignment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
15. Notices. Any notice required or permitted by this Assignment shall be given in writing by personal service, overnight delivery service, e-mail, facsimile or by certified mail, return receipt requested, postage prepaid, as follows:

If to Seller:	With a copy to:

American West Potash LLC
600 17th Street, Suite 2800 South
Denver, Colorado 80202
Attention: Patrick L. Avery
President
Fax: (720) 294-0402
Email: PAvery@ProspectGRI.com

If to Buyer:	With a copy to:

Grandhaven Energy, LLC
730 17th Street, Suite 800
Denver, Colorado 80202
Attention:	Conway J. Schatz
Vice President
Fax: (303) 571-1221
Email: cjs@hexagoninc.com
(or such other address as designated in writing by either Party to the other) and shall be deemed to have been given as of the date of receipt by the intended Party.

16. No Third Party Beneficiaries. Nothing expressed or implied in this Assignment is intended or shall be construed to give to any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this Assignment.
17. Counterparts. This Assignment may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been executed by each of the parties and delivered to the other party.
18. Rule Against Perpetuities. The parties intend that any right, interest option or estate in property created hereunder or pursuant hereto be construed as not subject to any common law or statutory rule against perpetuities. In the event that any common law or statutory rule against perpetuities is held to apply to any such right, interest, option or estate, notwithstanding any other provision of this Assignment, if such right, interest, option or estate in property conveyed by this Assignment does not vest upon the date hereof, such right, interest or estate shall vest, if at all, within twenty-one years less 10 days after the death of the last surviving descendant of Joseph P. Kennedy (the late father of the former President of the United States), who is living on the earlier of the Effective Date hereof or the date this Assignment is first executed by one of the parties hereto. Notwithstanding the limitation in the preceding sentence, the parties agree and intend that a court finding any common law or statutory rule against perpetuities applicable shall reform such right, interest, option or estate so that such right, interest, option or estate is exercisable for the longest period permissible under such rule, including such longer time as may be authorized by the Arizona Statutory Rule Against Perpetuities, Arizona Revised Statutes § 33-261, if by such reformation such right, interest, option or estate would be exercisable for a period longer than that provided in the preceding sentence.
19. Interpretation. As used herein, except as otherwise indicated herein or as the context may otherwise require: (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Assignment, including the exhibit hereto, and not to any particular article, section or other subdivision hereof or exhibit hereto; (c) any pronoun shall include the corresponding masculine, feminine and neuter forms; (d) the singular includes the plural and vice versa, (e) references to any agreement or other document are to such agreement or document as amended, modified, supplemented and restated now or hereafter from time to time; (f) references to any statute or regulation are to it as amended, modified, supplemented and restated now or hereafter from time to time, and to any corresponding provisions of successor statutes or regulations; (g) except as otherwise expressly provided in this Assignment, references to “Section,” “preamble,” “recital,” or another subdivision or to an “Exhibit” are to an article, section, preamble, recital or subdivision hereof or an “Exhibit” hereto; and (h) references to any Person include such Person’s respective successors, assigns, transferees, lessees, heirs, executors and administrators, whether by merger, consolidation, amalgamation, reorganization, sale of assets or otherwise. Any reference herein to a “day” or number of “days” (without the explicit qualification of “business”) shall be deemed to refer to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice may be taken or given on the next succeeding business day.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first above written.

GRANTOR: AMERICAN WEST POTASH LLC, a Delaware limited liability company
By:
Name:
Title:

GRANTEE: GRANDHAVEN ENERGY, LLC, a Wisconsin limited liability company
By:
Name:
Title:

STATE OF )
: ss.
COUNTY OF )
On this                      day of ____ 20_____, before me,                     , a notary public in and for said State, personally appeared                     , known or identified to me to be the                      of American West Potash LLC, a Delaware limited liability company, the person who executed the instrument on behalf of such limited liability company and acknowledged to me that such limited liability company executed the same.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

Residing at:

My Commission Expires:

STATE OF )
: ss.
COUNTY OF )
On this                      day of ______ 20_____, before me,                     , a notary public in and for said State, personally appeared                     , known or identified to me to be the                      of Grandhaven Energy, LLC, a Wisconsin limited liability company, the person who executed the instrument on behalf of such limited liability company and acknowledged to me that such limited liability company executed the same.
IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public
Residing at:

EXHIBIT B
to Potash Royalty Purchase And Sale Agreement And Option
dated effective as of November 22, 2011